AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

And

CMG CAPITAL MANAGEMENT GROUP, INC.

THIS INVESTMENT ADVISORY AGREEMENT AMENDMENT is made and entered into as of December 10, 2014 between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and CMG Capital Management Group, Inc., a corporation organized and existing under the laws of the State of Pennsylvania (the "Adviser") located at 1000 Continental Drive, Suite 570, King of Prussia, PA 19406.

WHEREAS, the parties have entered into an Investment Advisory Agreement dated as of March 23, 2013 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the CMG Global Equity Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before May 15th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the CMG Managed High Yield Fund to CMG Tactical Bond Fund;

WHEREAS, the Trust’s Board of Trustees subsequently reduced the annual advisory fee of CMG Tactical Bond Fund from 1.25% to 0.95%;

WHEREAS, the parties now desire to amend the Agreement as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “CMG Managed High Yield Fund” shall be replaced with “CMG Tactical Bond Fund”.

2.	With respect to the CMG Global Equity Fund only, the Expiration Date in the Agreement is hereby amended to require annual approval to occur before February 28th each year, beginning in 2015.

3.	Appendix A to the Agreement is deleted in its entirety and replaced with Appendix A attached hereto.

4.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement Amendment as of the date set forth above.

NORTHERN LIGHTS FUND TRUST	CMG CAPITAL MANAGEMENT GROUP, INC.

By: /s/ Andrew Rogers	By: /s/ Stephen Blumenthal
Name: Andrew Rogers	Name: Stephen Blumenthal
Title: President	Title: Chief Executive Officer

NORTHERN LIGHTS FUND TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FEES EFFECTIVE AS OF DECEMBER 1, 2014

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
CMG Global Equity Fund CMG Tactical Bond Fund	1.25% 0.95%